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                                                                    EXHIBIT 99.2


For more information, please contact:
David C. Allen                                                     (MITTAL LOGO)
   Corporate Communications, Mittal Steel USA
   (312) 899-3692 or (219) 399-5430







                                              NEWS RELEASE



For immediate release Jan. 3, 2006

Mittal Steel Company N.V. Completes Merger of Mittal Steel USA ISG Inc. and Ispat Inland Inc.

CHICAGO -- Mittal Steel Company N.V. (NYSE and Euronext Amsterdam: MT) ("Mittal Steel") has completed the merger of U.S. operating subsidiaries Mittal Steel USA ISG Inc. ("ISG") and Ispat Inland Inc. ("Inland").

Inland was merged with and into ISG effective Dec. 31, 2005, with ISG being the surviving corporation of the merger.

With the consummation of the merger, ISG was renamed Mittal Steel USA Inc. The merger is an important step in Mittal Steel's ongoing U.S. integration plan, following Mittal Steel's acquisition of ISG on April 15, 2005.

                                      X X X


ABOUT MITTAL STEEL USA

Mittal Steel USA is the largest flat-rolled steelmaker in the United States and serves a broad U.S. manufacturing base. It has operations in 12 states.

ABOUT MITTAL STEEL COMPANY

Mittal Steel Company N.V. (NYSE: MT; AEX: MT) is the world's largest and most global steel company. The company has operations in 16 countries, on four continents. Mittal Steel encompasses all aspects of modern steelmaking, to produce a comprehensive portfolio of both flat and long steel products to meet a wide range of customer needs. It serves all the major steel-consuming sectors, including automotive, appliance, machinery and construction.

For 2004, Mittal Steel had revenues of US$22.2 billion and steel shipments of
42.1 million tons. The company trades on the New York Stock Exchange and the Euronext Amsterdam under the ticker symbol "MT." For additional information on Mittal Steel, please see www.mittalsteel.com.


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